Exhibit 10.2

October 2, 2023

John F. Fowler

Address

Re: Separation and Consulting Agreement

Dear John:

This separation and consulting agreement (the “Agreement”) summarizes the terms of your separation from Kezar Life Sciences, Inc. (the “Company”) and sets forth the severance benefits offered to you to help in this transition.

1.
Employment Status and Final Payments.

(a) Separation Date. You hereby resign your employment from the Company, and the Company accepts your resignation. Your last day of work with the Company and your employment termination date will be November 7, 2023 (the “Separation Date”). Effective on the Separation Date, you will no longer provide services to the Company as its Chief Executive Officer and you resign from any and all positions you may hold with the Company or any of its affiliates, except that you will remain a director on the Company’s Board of Directors (the “Board”) following the Separation Date.

(b) Accrued Salary. On the Separation Date, the Company will pay you all accrued salary and paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

(c) Expense Reimbursements. You agree that, within seven (7) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

2.
Consulting Agreement. If you timely sign and return this Agreement to the Company and allow the releases set forth herein to become effective, then the Company will engage you as a consultant pursuant to the terms set forth below, starting on the day following the Separation Date through the one (1) year anniversary of the Separation Date (the “Consulting Period”), unless terminated earlier pursuant to Section 2(h).

(a) Consulting Services and Fees. Pursuant to this consulting arrangement, you will consult with and advise the Company from time to time, as reasonably requested by the Company (the “Consulting Services”). You will conduct the Consulting Services at a location of your choosing. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You shall abide by the Company’s applicable policies and procedures during the Consulting Period. In exchange for the Consulting Services, the Company will pay you consulting fees equal to $5,000 per month.

(b) Equity Awards. Since your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s applicable stock or equity plan (the “Plan”). Thus, vesting of your outstanding stock options and other equity awards (the “Equity Awards”) will not cease as of the Separation Date and will continue for the duration of the Consulting Period. Your Equity Awards shall continue to be governed by the Plan and all applicable grant notices and agreements.

(c) Independent Contractor Status. You agree that during the Consulting Period: (i) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date; and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(d) Taxes and Withholding. As an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to any fees paid to you, if any. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all compensation you receive under this Agreement, with the exception of the employer’s share of social security, if any.

(e) Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(f) Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”) with the Company, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidentiality Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(g) Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company in writing, and obtain the Company’s written consent, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company. For purposes of this Agreement, the term “competitive” shall mean other companies or institutions that are with autoimmune focused development programs unless approved in advance by the Board.

(h) Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:

(i) November 7, 2024; or

(ii) Five (5) days after you or the Company provides written notice that you or the Company are terminating the Consulting Period for any reason; or

(iii) Immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Confidentiality Agreement.

(i) Waiver of Director Compensation. Following the Separation Date, you would be considered an “Eligible Director,” as such term is defined under the Company’s Non-Employee Director Compensation Policy, as amended (the “Director Compensation Policy”). As consideration for the consulting fees under this Agreement during the Consulting Period, you expressly decline all cash and equity compensation that you would otherwise be entitled to receive under the Director Compensation Policy during the Consulting Period. For clarity, however, this Section 2(i) shall immediately expire upon the termination or expiration of the Consulting Period.

3.
Other Compensation or Benefits. Because you have decided to resign from the Company, you will not be eligible for any severance benefits under the terms of your Executive Employment Agreement dated August 6, 2015 (the “Employment Agreement”). To the extent that the Company has any other obligations to provide you with severance benefits pursuant to the Employment Agreement or any other agreements or policy, you agree and acknowledge that the benefits provided herein satisfy fully and exceed any and all such obligations. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
4.
Post-Termination Extended Exercise Period. If, for any reason, you cease to provide services to the Company ( “Continuous Services”) for any reason before November 7,

2028, then subject to approval from the Board, the Company will agree to extend the exercise period with respect to any vested options as of the last day of your Continuous Service until the earlier of: (A) the original expiration date for such vested option as provided in the applicable governing plan document and option agreement; or (B) a date that is five (5) years following your last day of Continuous Service, less the number of months following the Separation Date that you served as a consultant or Board member for the Company. The extended exercise period provided pursuant to the foregoing may convert incentive stock options to nonstatutory stock options.
5.
Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, correspondence, email, notebooks (including laboratory notebooks) drawings, records, plans, forecasts, data, reports, compilations of data, studies, analyses, proposals, agreements, financial information, legal files and information, research and development information, vendor lists, prospect information, operational and personnel information, specifications, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, mobile telephones and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any copy or reproduction of such information in any form, in whole or in part; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely and full compliance with this Paragraph 4 is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
6.
Proprietary Information Obligations. Both during and after your employment, you acknowledge and reaffirm your continuing obligations under Confidentiality Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.
7.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
8.
Nondisparagement. Effective as of the Separation Date, you agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
10.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
11.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.
Release of Claims.
(a)
General Release. In exchange for the Severance Benefits and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)
Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal

Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)
Excluded Claims. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement.
13.
Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

14.
Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
15.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
16.
General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic signatures will suffice as original signatures.

[Signature page follows]

If this Agreement is acceptable to you, please sign and date the Agreement below, and return the fully-executed Agreement to me within twenty-one (21) calendar days of the date you receive it. The Company’s severance offer will automatically lapse and expire if we do not receive the fully-executed Agreement back from you within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

Kezar Life Sciences, Inc.

By: /s/ Graham Cooper

Graham Cooper

Chairman of the Board of Directors

Exhibit A – Confidential Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ John Fowler October 2, 2023

John Fowler Date